UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-7867

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This report amends the Current Report on Form 8-K filed by Aegerion Pharmaceuticals, Inc. (the “Company”) on May 14, 2015 (the “Original Filing”) to provide information that was unavailable at the time of the Original Filing regarding modifications to the employment arrangement of David Aubuchon, who will become the Company’s acting Chief Financial Officer (“CFO”), effective as of the date of departure of Mark J. Fitzpatrick, who has resigned as CFO of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Filing, the Board of Directors (“Board”) of the Company appointed Mr. Aubuchon as acting CFO effective as of the date of departure of Mr. Fitzpatrick. On May 22, 2015, the Compensation Committee (the “Compensation Committee”) of the Board approved an increase in Mr. Aubuchon’s salary, such that his salary will be $275,000 effective as of June 1, 2015. In addition, the Compensation Committee approved a bonus payment to Mr. Aubuchon of $75,000, payable on March 31, 2016, provided the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is timely filed with the Securities and Exchange Commission and Mr. Aubuchon continues to be an employee of the Company on such date. The Compensation Committee also approved a stock option grant to Mr. Aubuchon, exercisable for 30,000 shares of the Company’s common stock, with a grant date of June 1, 2015, at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on June 1, 2015, vesting as to 25% of the options granted on June 1, 2016 and as to the remaining 75% of the options granted in equal monthly installments over the three-year period thereafter, subject to Mr. Aubuchon’s continued employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Anne Marie Cook
Anne Marie Cook
Senior Vice President, General Counsel, and Secretary